UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 16, 2022

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-39184	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

14755 Preston Road, Suite 105, Dallas, TX	75254
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SWKH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).           Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 16, 2022, SWK Holdings Corporation (“SWK” or the “Company”) and its wholly-owned subsidiary SWK Funding LLC (“SWK Funding”, and collectively, the “Borrowers”) entered into the fifth amendment (the “Fifth Amendment”) to the Loan and Security Agreement, dated as of June 29, 2018 (as amended, the “Loan Agreement”) with Cadence Bank, successor by merger to Cadence Bank, N.A., successor by merger to State Bank and Trust Company, as a lender and administrative agent. All capitalized terms not otherwise defined herein are defined in the Loan Agreement filed as Exhibit 10.1 to this current report on Form 8-K.

Pursuant to the Fifth Amendment, the Loan Agreement was amended to increase the Term Loan Commitment to $35.0 million and to extend the Loan Agreement Termination Date to September 30, 2025. The Fifth Amendment includes an accordion feature that allows for a $15.0 million commitment increase, subject to conditions outlined in the Loan Agreement.

The Loan Agreement accrues interest at the Adjusted Term SOFR Index, with a floor of 1.00 percent, plus a 2.65 percent margin and principal is repayable in full at maturity. Interest is generally required to be paid monthly in arrears. In connection with the Fifth Amendment, the Company paid approximately $0.2 million in amendment and other fees, which will be capitalized as deferred financing costs and will be amortized on a straight-line basis over the term of the Loan Agreement.

The Loan Agreement has an advance rate against the Company’s finance receivables portfolio, including 85 percent against senior first lien loans, 70 percent against second lien loans and 50 percent against royalty receivables, subject to certain eligibility requirements as defined in the Loan Agreement. The Loan Agreement contains certain affirmative, negative and financial covenants including covenants related to maintaining a minimum fixed charge coverage ratio and tangible net worth. The obligations under the Loan Agreement may be accelerated upon the occurrence of an event of default under the Loan Agreement.

The Loan Agreement requires the payment of an unused line fee of 0.35 percent and also provides for quarterly minimum fee income of $60,000 less the aggregate interest and unused line fees paid during the immediately preceding quarter. Unused line fees and minimum fee income are recorded as interest expense.

The description above of the Fifth Amendment and the amended Loan Agreement is qualified in its entirety by reference to the full text of the Loan Agreement, as amended and restated. A conformed copy of the Fifth Amendment and Loan Agreement is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibits

10.1	Fifth Amendment to Loan and Security Agreement between SWK Holdings Corporation and SWK Funding LLC as Borrowers, and Cadence Bank, a Mississippi bank and successor by merger to Cadence Bank, N.A., a national banking association and successor by merger to State Bank and Trust Company, a Georgia banking corporation, as agent for the Lenders.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ Joe D. Staggs
Joe D. Staggs
President and Interim Chief Executive Officer

Date: November 22, 2022